Exhibit 99.1

FOR MORE INFORMATION:  Michael P. Silvon
Phone 765.497.5831
silvon@bioanalytical.com
— OR —
Evan Smith / Erica Pettit
KCSA Public Relations Worldwide
212.896.1251 / 212.896.1248
esmith@kcsa.com / epettit@kcsa.com

Bioanalytical Systems, Inc. Reports 26% Revenue Increase for First Quarter Fiscal 2004

WEST LAFAYETTE, Ind., February 12, 2004 — Bioanalytical Systems, Inc. (Nasdaq:BASI) today reported financial results for its first quarter ended December 31, 2003.

Revenue for the first fiscal quarter ended December 31, 2003 increased 25.9 % to $8.8 million compared to $7.0 million for the quarter ended December 31, 2002. Net loss for the first fiscal quarter of 2004 was $(130,000), or $(0.03), per diluted share versus net income of $275,000, or $0.06 per diluted share, for the first fiscal quarter of 2003. Service revenue increases were the result of the Company’s two acquisitions completed in 2003. Preclinical services and UK-based bioanalytical services showed significant improvement as the quarter ended. Product revenues continued to be strong, driven by increasing Culex ABS sales.

Cost of revenue for the first quarter ended December 31, 2003 was $6.2 million, or 70% of revenue, compared to $4.3 million, or 62% of revenue, for the first quarter ended December 31, 2002. The increase in cost of revenues is due to the acquisitions in fiscal 2003 and a material loss from unreimbursed project overruns on one contract. The increase in cost of revenue as a percentage of revenue is related to the operating inefficiencies of the acquisitions and the project overruns previously mentioned.

General and administrative costs were $1.8 million for the quarter vs. $1.1 million for the first quarter ended December 31, 2002. This increase is primarily attributable to the Company’s acquisitions in fiscal 2003, higher-than-planned financial audit costs, and incremental financial consulting fees incurred due to the resignation of the Company’s Chief Financial Officer in October 2003.

The Company discloses earnings before interest, taxes, depreciation and amortization (EBITDA), which is not a measure of performance calculated in accordance with generally accepted accounting principles (GAAP) in the United States. The Company has presented this to supplement GAAP measures because management believes it to be an indicator of operating health of the Company. EBITDA should not be considered in isolation or as an alternative to net income (loss), cash flows from operating, investing or financing activities or other financial statement data presented in the consolidated financial statements as an indicator of financial performance or liquidity. Because EBITDA is not a measurement determined in accordance with GAAP and is thus susceptible to varying calculations, the benchmarks presented may not be comparable to other similarly titled measures of other companies. EBITDA for the first fiscal quarter ended December 31, 2003 was $0.8 million compared to $1.1 million for the comparable quarter ended December 31, 2002.

PLEASE TURN THE PAGE

Set forth below is a reconciliation of the Company’s GAAP net income (loss) to EBITDA (in thousands):

	Three Months Ended December 31,
	2003	2002
Net income (loss)	$(130)	$275
Interest expense	207	110
Income tax expense (benefit)	(144)	151
Depreciation and amortization	829	569

EBITDA	$762	$1,105

The Company is focusing its efforts on operations integration, greater capacity utilization, aggressive marketing, cost containment, and productivity improvement which should improve financial performance.

Peter T. Kissinger, Chairman and CEO said, “We are cautiously optimistic. The pharmaceutical research market is improving. Strong preclinical and UK analytical revenue and record Culex shipments in the first quarter reflect developing trends throughout BASi. Efforts to reduce debt, control costs and improve efficiency, in part through company-wide IT improvements, including ERP software, are all positive.”

“Our biggest challenge in the quarter,” Kissinger went on to say, ” continued to be the turnaround of the Baltimore Clinical Research Unit. Clients have been pleased with new leadership and improved aesthetics. Integration is progressing well, and this new East Coast site is starting to deliver the strategic market value we expected. Realistically though, locking in new, high-profile clients and creating long-term relationships will likely take a few quarters of effort.

“Personally, I believe that positive trends in the business combined with the prospect of reducing G&A costs as we move into 2004, should help us deliver improved results. We’ve also made good progress toward recruiting a highly qualified Chief Financial Officer. Financially, we want 2004 to be a year of new leadership, planning, consolidation, and improving efficiency.”

Bioanalytical Systems, Inc. is a pharmaceutical development company providing contract research services and monitoring instruments to the world’s leading drug development and medical device companies. BASi focuses on developing innovative services and products that increase efficiency and reduce costs associated with taking new drugs to market. Visit www.bioanalytical.com for more about BASi.

This release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to the development of products and services, changes in technology, industry standards and regulatory standards, and various market and operating risks detailed in the company’s filings with the Securities and Exchange Commission.

PLEASE SEE FOLLOWING PAGE FOR CONSOLIDATED STATEMENTS OF OPERATIONS

Bioanalytical Systems, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended December 31,
	2003	2002

Service revenue	$5,978	$4,532
Product revenue	2,799	2,442

Total revenue	8,777	6,974

Cost of service revenue	5,059	3,255
Cost of product revenue	1,083	1,034

Total cost of revenue	6,142	4,289

Gross profit	2,635	2,685

Operating expenses:
Selling	626	758
Research and development	246	368
General and administrative	1,847	1,090

Total operating expenses	2,719	2,216

Operating income	(84)	469

Interest income	1	1
Interest expense	(207)	(110)
Other income	16	29
Gain on sale of property and equipment	—	37

Income (loss) before income taxes	(274)	426
Income tax expense (benefit)	(144)	151

Net income (loss)	$(130)	$275

Net income (loss) per share
Basic	$(0.03)	$0.06
Diluted	$(0.03)	$0.06

Weighted average common shares outstanding
Basic	4,831,874	4,579,034
Diluted	4,831,874	4,636,591